Exhibit 10.3

Schrödinger, Inc.

NONSTATUTORY STOCK OPTION AGREEMENT FOR NON-U.S. PARTICIPANTS

Granted under the 2021 Inducement Equity Incentive Plan

Schrödinger, Inc. (the “Company”) hereby grants the following stock option pursuant to its 2021 Inducement Equity Incentive Plan. The terms and conditions attached hereto are also a part thereof.

Notice of Grant

Name of optionee (the “Participant”):
Grant Date:
Number of shares of the Company’s Common Stock subject to this option (“Shares”):
Option exercise price per Share:[1]
Number, if any, of Shares that vest immediately on the grant date:
Shares that are subject to vesting schedule:
Vesting Start Date:
Final Exercise Date: [2]

[1]	This must be at least 100% of the Grant Date Fair Market Value (as defined in the Plan) of the Common Stock on the date of grant.
[2]

The Final Exercise Date must be no more than 10 years from the date of grant. The correct approach to calculate the final exercise date is to use the day immediately prior to the date ten years out from the date of the stock option award grant.

Vesting Schedule:

All vesting is dependent on the Participant remaining an Eligible Participant, as provided herein.

This option satisfies in full all commitments that the Company has to the Participant with respect to the issuance of stock, stock options or other equity securities.

Signature of Participant	Schrödinger, Inc. By:
Street Address
City/State/Zip Code

Schrödinger, Inc.

Nonstatutory Stock Option Agreement for Non-U.S. Participants

Granted under 2021 Inducement Equity Incentive Plan

Incorporated Terms and Conditions

1.Grant of Option.

This Agreement evidences the grant by the Company, on the grant date (the “Grant Date”) set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”), to the Participant of an option to purchase, in whole or in part, on the terms provided herein, including any additional terms and conditions for the Participant’s country included in the appendix attached hereto and in the Company’s 2021 Inducement Equity Incentive Plan (the “Plan”), the number of Shares set forth in the Notice of Grant of common stock, $0.01 par value per share, of the Company (“Common Stock”), at the exercise price per Share set forth in the Notice of Grant. Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on the Final Exercise Date set forth in the Notice of Grant (the “Final Exercise Date”).

The option evidenced by this Agreement was granted to the Participant pursuant to the inducement grant exception under Nasdaq Stock Market Rule 5635(c)(4) as an inducement that is material to the Participant’s employment with the Company.

It is intended that the option evidenced by this Agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.Vesting Schedule.

This option will become exercisable (“vest”) in accordance with the vesting schedule set forth in the Notice of Grant.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 below or the Plan.

3.Exercise of Option.

(a)Form of Exercise. Each election to exercise this option shall be in writing, in the form of the Stock Option Exercise Notice attached as Annex A, signed by the Participant, and received by the Company at its principal office, accompanied by this Agreement, or in such other form (which may be electronic or through a third party equity plan administrator) as is approved by the Company, together with payment in full in the manner provided in the Plan. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share.

(b)Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee, director or officer of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive option grants under the Plan (an “Eligible Participant”).

(c)Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in Paragraphs (d) and (e) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the restrictive covenants (including, without limitation, the non-competition, non-solicitation, or confidentiality provisions) of any employment contract, any non-competition, non-solicitation, confidentiality or assignment agreement to which the Participant is a party, or any other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon such violation.

For purposes of this option grant, the Participant’s status as an Eligible Participant will be considered to have ceased as of the date the Participant is no longer actively providing services to the Company, the Employer or any of the other affiliates of the Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or engaged or the terms of the Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, the Participant’s right to vest in and exercise the options under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or providing services or the terms of the Participant’s employment or service agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of this option grant (including whether the Participant may still be considered to be providing services while on a leave of absence).

(d)Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in Paragraph (e) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.

(e)Termination for Cause. If, prior to the Final Exercise Date, the Participant’s employment or other relationship with the Company is terminated by the Company for Cause (as defined in this Paragraph), the right to exercise this option shall terminate immediately upon the effective date of such termination of employment or other relationship. If, prior to the Final

Exercise Date, the Participant is given notice by the Company of the termination of his or her employment or other relationship by the Company for Cause, and the effective date of such employment or other relationship termination is subsequent to the date of delivery of such notice, the right to exercise this option shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s employment or other relationship shall not be terminated for Cause as provided in such notice or (ii) the effective date of such termination of employment or other relationship (in which case the right to exercise this option shall, pursuant to the preceding sentence, terminate upon the effective date of such termination of employment or other relationship). If the Participant is party to an employment, consulting or severance agreement with the Company which agreement, plan or arrangement contains a definition of “cause” for termination of employment, “Cause” shall have the meaning ascribed to such term in such agreement, plan or arrangement. Otherwise, “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive. The Participant’s employment shall be considered to have been terminated for Cause if the Company determines, within 30 days after the Participant’s resignation, that termination for Cause would have been warranted.

4.Nature of Grant. In accepting the grant, the Participant acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the grant of the option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(c)all decisions with respect to future options or other grants, if any, will be at the sole discretion of the Company;

(d)the option grant and participation in the Plan shall not create a right to employment or other service relationship with the Company;

(e)the option grant and participation in the Plan shall not be interpreted as forming or amending an employment or service contract with the Company or the Employer, and shall not interfere with the ability of the Company, the Employer or any affiliate of the Company, as applicable, to terminate the Participant’s employment relationship (if any);

(f)the Participant is voluntarily participating in the Plan;

(g)the option and the shares of Common Stock subject to the option, and the income from and value of same, are not intended to replace any pension rights or compensation;

(h)the option and the shares of Common Stock subject to the option, and the income and value of same, are not part of normal or expected compensation for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

(i)unless otherwise agreed with the Company in writing, the option and the shares of Common Stock subject to the option, and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a subsidiary of the Company;

(j)the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(k)no claim or entitlement to compensation or damages shall arise from forfeiture of the option resulting from the termination of the Participant’s employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or engaged or the terms of the Participant’s employment agreement, if any);

(l)if the underlying shares of Common Stock do not increase in value, the option will have no value;

(m)if the Participant exercises the option and acquires shares of Common Stock, the value of such shares of Common Stock may increase or decrease in value, even below the exercise price; and

(n)neither the Company, the Employer nor any other subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the option or of any amounts due to Participant pursuant to the settlement of the option or the subsequent sale of any shares of Common Stock acquired upon settlement.

5.Tax Matters.

(a)Acknowledgments; Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant (“Tax-Related Items”), is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this option grant; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Prior to the relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, by acceptance of the option, the Participant authorizes and directs the Company and any brokerage firm determined acceptable to the Company to sell on the Participant’s behalf a whole number of shares from those shares of Common Stock issued to the Participant upon exercise of the option as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy any applicable withholding obligations for Tax-Related Items. In the event that such withholding by sale of shares of Common Stock is problematic under applicable tax or securities law or has materially adverse accounting consequences, the Participant hereby authorizes the Company and/or the Employer to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(1)withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer or any affiliate;

(2)Participant’s payment of a cash amount (including by check representing readily available funds or a wire transfer); or

(3)any other arrangement approved by the Committee and permitted under applicable law.

The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in the Participant’s jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Common Stock), or if not refunded, the Participant may seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer.

If the Participant fails to comply with his or her obligations in connection with the Tax-Related Items, the Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock.

6.Transfer Restrictions; Clawback.

(a)This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution. During the lifetime of the Participant, this option shall be exercisable only by the Participant.

(b)In accepting this option, the Participant agrees to be bound by any clawback policy that the Company has in place or may adopt in the future.

7.Data Protection.

If the Participant would like to participate in the Plan, the Participant will need to review the information provided in this Section 7, and declare, with its signature under this Agreement, consent to processing of Participant’s personal data for such processing activities requiring consent.

If the Participant is based in the EEA+, the Participant has the right to withdraw his or her consent for such processing activities at any time and declares that he or she has read the transparency document on the website of the Company or, if different, the Participant’s Employer. The withdrawal of consent does not affect the lawfulness of processing based on consent before its withdrawal. Other processing activities (e.g., the transfer of personal data to tax authorities) are based on other legal grounds, e.g., a legal obligation to which the controller is subject, or a legitimate interest pursued by the controller or by a third party. For such processing activities, consent is not needed or given by the Participant.

(a)EEA+ Controller and Representative. If the Participant is based in the European Union (“EU”), the European Economic Area, or the United Kingdom (collectively “EEA+”), the Participant should note that the Company, with its registered address at 1540 Broadway, 24th Floor, New York, New York 10036, United States of America, is the controller responsible for the processing of the Participant’s personal data in connection with the Agreement and the Plan. The Company’s representative in the EEA+ by means of Art. 27 GDPR is Prof. Dr. h.c. Heiko Jonny Maniero, DGD Deutsche Gesellschaft für Datenschutz GmbH, Fraunhoferring 3, 85238 Petershausen. The representative can be reached by email at heiko.maniero@dg-datenschutz.de.

(b)Data Collection and Usage. The Company collects, uses and otherwise processes certain personal data about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, which the Company receives from the Participant, Participant’s Employer or otherwise in connection with this Agreement or the Plan (“Data”), for the purposes of implementing, administering and managing the Plan and allocating Shares pursuant to the Plan.

1.

If the Participant is based in the EEA+, the legal basis, where required, for the processing of Data by the Company is: (i) the consent of the Participant; or (ii) the necessity of the data processing for the Company to (1) perform its contractual obligations under this Agreement, (2) comply with legal obligations established in the EEA+, or (3) pursue the legitimate interest of complying with legal obligations established outside of the EEA+.

2.	If the Participant is based outside of the EEA+, the legal basis, where required, for the processing of Data by the Company is the Participant’s consent, as further described below.

(c)Stock Plan Administration Service Providers. The Company transfers Data to TD Ameritrade Inc., an independent service provider, which is assisting the Company with the implementation, administration and management of the Plan (“Broker”). In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. Broker will open an account for the Participant to receive and trade Shares acquired under the Plan. The Participant may be asked to agree on separate terms and data processing practices with Broker, with such agreement being a condition of participating in the Plan.

(d)International Data Transfers. In the event the Participant resides, works or is otherwise located outside of the U.S., Data will be transferred from the Participant’s country to the U.S., where the Company and its service providers are based. The Participant understands and acknowledges that the U.S. might not provide a level of protection of personal data equivalent to the level of protection in the Participant’s country.

3.

If the Participant is based in the EEA+, the legal basis, where required, for the transfer of Data from the EEA+ to the Company and onward from the Company to Broker or, as the case may be, a different service provider of the Company in the U.S. is to satisfy the Company’s contractual obligations under the terms of this Agreement and/or its use of the standard data protection clauses adopted by the EU Commission.

4.

If the Participant is based outside of the EEA+, the Company’s legal basis, where required, for the transfer of Data from the Participant’s country to the Company and from the Company onward to Broker or, as the case may be, a different service provider of the Company is the Participant’s consent, as further described below.

(e)Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.

(f)Data Subject Rights. The Participant may have a number of rights under data privacy laws in his or her jurisdiction. Depending on where the Participant is based and subject to the conditions set out in applicable law, such rights may include the right to request from the Company access to and rectification, erasure or portability of Data, to restrict or object to the processing of Data, lodge a complaint with a supervisory authority and/or to receive a list with the names and addresses of any potential recipients of Data.

(g)Necessary Disclosure of Personal Data. The Participant understands that providing the Company with Data is necessary for the performance of the Agreement and that the Participant’s refusal to provide Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan.

(h)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing any consents referred to herein on a purely voluntary basis. The Participant understands that he or she may withdraw any such consent at any time with future effect for any or no reason. If the Participant does not consent, or if the Participant later seeks to withdraw his or her consent, the Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the options or other awards to the Participant or administer or maintain the options.

If the Participant is based outside of the EEA+, by accepting the options and indicating consent via the Company’s online acceptance procedure, the Participant explicitly declares his or her consent to the entirety of the Data processing operations described in this Section 7 including, without limitation, the onward transfer of Data by the Company to Broker or, as the case may be, a different service provider of the Company in the U.S.

8.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding participation in the Plan, or the acquisition or sale of the underlying shares of Common Stock. The Participant understands and agrees that he or she should consult with his or her own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

9.Governing Law and Venue. The provisions of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Agreement, the parties hereby submit to the exclusive jurisdiction of the State of New York and agree that such litigation shall be conducted only in the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, and no other courts, where this grant is made and/or to be performed.

10.Entire Agreement; Enforcement of Rights. This Agreement, together with the Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior discussions, agreements, commitments, or negotiations between the parties. No adverse modification or amendment of this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the parties to this Agreement (which may be electronic). The failure by either party to enforce any rights under this Agreement will not be construed as a waiver of any rights of such party.

11.Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable laws, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded, and (c) the balance of this Agreement shall be enforceable in accordance with its terms.

12.Consent to Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

13.Language. The Participant acknowledges that the Participant is proficient in the English language and, accordingly, understands the provisions of this Agreement and the Plan. If the Participant has received this Agreement, or any other document related to the option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

14.Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to deliver any shares issuable upon exercise of the option prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, the Participant agrees that the Company shall have unilateral authority to amend the Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

15.Provision of the Plan; Country-Specific Provisions. This option is subject to the provisions of the Plan (including the provisions relating to amendments to the Plan), a copy of which is furnished to the Participant with this option. This option also shall be subject to any special terms and conditions set forth in the Appendix for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

16.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the option, and on any shares of Common Stock issued upon the exercise of the option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.

17.Insider Trading/Market Abuse Laws. The Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including, but not limited to, the United States and the Participant’s country, which may affect the Participant’s ability to accept, acquire, sell, or otherwise dispose of shares of Common Stock, rights to acquire shares of Common Stock (e.g., options), or rights linked to the value of shares of Common Stock under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s trading policy. Neither the Company nor any of its affiliates will be responsible for such restrictions or liable for the failure on the Participant’s part to know and abide by such restrictions. The Participant should consult with his or her own personal advisor regarding compliance with such restrictions.

[Remainder of Page Intentionally Left Blank]

ANNEX A

Schrödinger, Inc.

Stock Option Exercise Notice

Schrödinger, Inc.

1540 Broadway

24th Floor

New York, NY 10036

Dear Sir or Madam:

I, (the “Participant”), hereby irrevocably exercise the right to purchase shares of the Common Stock, $0.01 par value per share (the “Shares”), of Schrödinger, Inc. (the “Company”) at $     per share pursuant to the Company’s 2021 Inducement Equity Incentive Plan and a stock option agreement with the Company dated (the “Option Agreement”). Enclosed herewith is a payment of $, the aggregate purchase price for the Shares. The certificate for the Shares should be registered in my name as it appears below or, if so indicated below, jointly in my name and the name of the person designated below, with right of survivorship.

Dated:

Signature
Print Name:

Address:

Name and address of persons in whose name the Shares are to be jointly registered (if applicable):

Schrödinger, Inc.

COUNTRY-SPECIFIC APPENDIX TO

STOCK OPTION AGREEMENT FOR NON-U.S. PARTICIPANTS

Capitalized terms used but not defined in this Country-Specific Appendix (the “Appendix”) shall have the same meanings assigned to them in the Plan or the Agreement.

Terms and Conditions

This Appendix, which is part of the Agreement, includes additional terms and conditions that govern the option if the Participant works and/or resides in one of the countries listed below. If the Participant is a citizen or resident of a country other than the one in which he or she is currently working (or is considered as such for local law purposes), or if the Participant transfers employment or residency to a different country after receiving the option, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to the recipient.

Notifications

This Appendix also includes information regarding certain other issues about which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of August 2021. Such laws are often complex and change frequently. As a result, the recipient should not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out-of-date when the option vests or is exercised and/or when the Participant sells any shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation. As a result, the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is strongly advised to seek appropriate professional advice as to how the relevant laws in the recipient’s country may apply to his or her situation.

If the Participant is a citizen or resident of a country other than the one in which he or she is currently working (or is considered as such for local law purposes), or transfers employment/residency to a different country after receiving the option, the notifications contained in this Appendix may not be applicable to the Participant in the same manner.

AUSTRALIA

Notifications

Tax Conditions. Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies to the options granted under the Plan, such that the option grant is intended to be subject to deferred taxation.

Securities Law Information. If the Participant acquires shares of Common Stock under the Plan and offers such shares of Common Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Participant should obtain legal advice regarding the disclosure obligations prior to making any such offer.

Exchange Control Information. If the Participant is an Australian resident, exchange control reporting is required for cash transactions exceeding AUD10,000 and international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on the Participant’s behalf. If there is no Australian bank involved with the transfer, the Participant will be required to file the report.

FRANCE

Terms and Conditions

Consent to Receive Information in English. By accepting the grant of the option, the Participant confirms that he or she has read and understood the Agreement, the Notice of Grant and the Plan, including all terms and conditions included therein, which were provided in the English language. Participant accepts the terms of those documents accordingly.

Consentement relatif à la réception d’informations en langue anglaise. En acceptant l’attribution d’Option, le Participant confirme avoir lu et compris le Contrat d’Options, l’Avis d’Attribution et le Plan, y compris tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.

Notifications

Tax Information. The option is not intended to be French tax-qualified under sections L. 225-177 to L. 225-186-1 of the French Commercial Code and the relevant sections of the French Tax Code or French Social Security Code.

Foreign Asset/Account Reporting Information. If the Participant holds cash or shares of Common Stock outside of France, the Participant must declare all foreign bank and brokerage accounts (including any accounts that were opened or closed during the tax year) on an annual basis, on form No. 3916, together with his or her income tax return. It is the Participant’s responsibility to comply with French foreign asset and account reporting requirements, and neither the Company nor the Employer will be liable for any resulting fines or penalties.

GERMANY

Notifications

Exchange Control Information. If the Participant remits funds in excess of €12,500 out of or into Germany, such cross-border payment must be reported monthly to the German Federal Bank (Bundesbank).  The Participant is responsible for the reporting obligation and should file the report (“Allgemeine Meldeportal Statistik”) electronically by the fifth day of the month following the month in which the payment is made. A copy of the report can be accessed via the Bundesbank’s website at www.bundesbank.de and is available in both German and English.

Foreign Asset/Account Reporting Information. If the acquisition of shares of Common Stock under the Plan leads to a “qualified participation” at any point during the calendar year, the Participant will need to report the acquisition when he or she files a tax return for the relevant year. A qualified participation is attained if (i) the value of the shares of Common Stock acquired exceeds €150,000 or (ii) in the unlikely event the Participant holds shares of Common Stock exceeding 10% of the Company’s total Common Stock. The Participant is responsible for complying with this reporting obligation and should confer with his or her personal tax advisor to determine his or her obligations in this regard.

INDIA

Notifications

Exchange Control Information. Indian residents are required to repatriate the proceeds from the sale of shares of Common Stock to India within specified timeframes. The Participant must retain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation. It is the Participant’s responsibility to comply with these requirements. Neither the Company nor the Employer will be liable for any fines or penalties resulting from the Participant’s failure to comply with any applicable laws.

Foreign Asset/Account Reporting Information. Indian residents are required to declare any foreign bank accounts and any foreign financial assets (including shares of Common Stock held outside of India) in their annual tax returns. The Participant is responsible for complying with this reporting obligation and should confer with his or her personal tax advisor to determine his or her obligations in this regard.

IRELAND

Notifications

Director Notification Obligation. If the Participant is a director, shadow director, or secretary of an Irish affiliate, the Participant is required to notify such Irish affiliate in writing if the Participant receives or disposes of an interest in the Company representing more than 1% of the Company’s voting share capital (e.g., options, shares of Common Stock, etc.), if the Participant becomes aware of the event giving rise to such notification requirement, or if the Participant becomes a director, shadow director, or secretary of an Irish affiliate if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director, or secretary).

JAPAN

Notifications

Exchange Control Information. If the Participant acquires shares of Common Stock valued at more than ¥100 million in a single transaction, the Participant must file a Securities Acquisition Report with the Ministry of Finance (“MOF”) through the Bank of Japan within 20 days of acquisition.

In addition, if the Participant pays more than ¥30 million in a single transaction for the purchase of Shares when the Participant exercises the Option, the Participant must file a Payment Report with the MOF through the Bank of Japan within 20 days of the date that the payment is made. The precise reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

Please note that a Payment Report is required independently from a Securities Acquisition Report; therefore, the Participant must file both a Payment Report and a Securities Acquisition Report if the total amount that Participant pays in a single transaction for exercising the Option and purchasing Shares exceeds ¥100,000,000.

Foreign Asset / Account Reporting Information. Japanese residents are required to report to the Tax Office details of any assets held outside of Japan as of December 31 (including the Shares acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 each year. The Participant is responsible for complying with this reporting obligation and should confer with their personal tax advisor to determine the Participant’s obligations in this regard.

SOUTH KOREA

Notifications

Exchange Control Information. If the Participant remits funds out of Korea to pay the exercise price, the remittance of funds must be confirmed by a foreign exchange bank in Korea.  The Participant should submit the following supporting documents evidencing the nature of the remittance to the bank together with the confirmation application:  (i) the Agreement; (ii) the Plan; and (iii) his or her certificate of employment. This confirmation is an automatic procedure (i.e., the bank does not need to approval the remittance and the process should not take more than a single day). This confirmation is not necessary if the Participant pays the exercise price through any form of payment whereby some or all of the Shares purchased upon exercise of the Option are sold to pay the exercise price, because in this case there is no remittance of funds out of Korea.

Foreign Asset / Account Reporting Information.  The Participant must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) to the Korean tax authority and file a report with respect to such accounts in June of the following year if the monthly balance of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end date during a calendar year. The Participant is responsible for complying with this reporting obligation and should confer with their personal tax advisor to determine the Participant’s obligations in this regard.

UNITED KINGDOM

Terms and Conditions

Tax Matters. The following provision supplements Section 5 of the Agreement:

Without limitation to Section 5 of the Agreement, the Participant agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.

Notwithstanding the foregoing, if the Participant is a director or an executive officer of the Company (within the meaning of such terms for purposes of Section 13(k) of the Exchange Act), the Participant acknowledges that the Participant may not be able to indemnify the Company or the Employer for the amount of any income tax not collected from or paid by the Participant, as it may be considered a loan. In this case, the amount of any income tax not collected within 90 days of the end of the U.K. tax year in which the event giving rise to the Tax-Related Item(s) occurs may constitute an additional benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as appropriate) for the value of any employee NICs due on this additional benefit, which the Company or the Employer may recover from the Participant by any of the means referred to in the Plan or Section 5 of the Agreement.